Exhibit 99.1

News Release

For Immediate Release
Novelis Reports Results for Fourth Quarter and Fiscal Year 2009
•	Pre-tax income of $67 million for the fourth quarter of fiscal year 2009.

•	Net loss of $1.9 billion for fiscal 2009 due to impairment charges of $1.5 billion and unrealized mark-to-market losses on derivatives of $519 million, both non-cash items.

•	Fourth-quarter shipments declined 20 percent overall, but the company’s largest end-use sector, the beverage can market, remains relatively stable.

•	Actions to adjust the operating cost base to lower sales volumes, including restructuring activities and other reductions in fixed costs, will deliver an estimated $140 million annualized future savings.
ATLANTA, June 29, 2009 — Novelis Inc., a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), today reported pre-tax income of $67 million for the fourth quarter of fiscal 2009, which ended on March 31, 2009. This compares to pre-tax income of $117 million for the fourth quarter of fiscal 2008. Fourth-quarter results include $145 million of unrealized gains on derivatives, a $122 million gain on a debt exchange transaction and $81 million of restructuring charges.
For the fiscal year 2009, the company recorded a net loss of $1.9 billion. The loss includes non-cash, pre-tax charges of $1.5 billion for asset impairments, $519 million of unrealized losses on derivatives which hedge exposure to commodities and foreign currencies, and $95 million of restructuring charges, as well as the non-cash gain on debt exchange of $122 million. For the corresponding period of fiscal 2008, the company reported a net loss of $117 million, including $77 million of expenses associated with the Hindalco transaction, $7 million of restructuring charges and $3 million of unrealized losses on derivatives.
“We have taken broad actions in response to the economic downturn,” said Philip Martens, President and Chief Operating Officer. “Across the organization we have driven down our operating costs while improving cash management and risk management. For example, by the end of our fiscal year, we had reduced metal inventory levels by 22 percent from the previous year. We estimate the net benefit of these initiatives to be an annualized future savings of $140 million. With these actions, not only are we better able to manage the current difficult market conditions, we are also well positioned to benefit as the global economy recovers.”
On a pre-tax basis, excluding the impact of impairments, restructuring charges, mark-to-market losses on derivatives and a gain on a debt exchange transaction, the company recorded a loss of $164 million for fiscal 2009. This compares to income of $47 million in the prior-year period, which also excludes $77 million of fees and compensation expense associated with the Hindalco transaction.

The $519 million of non-cash unrealized losses on derivatives in the current year compares to a $3 million loss in the prior year. These derivatives are primarily used to hedge exposures to aluminum, mostly related to customer fixed-price contracts, other commodities and currency. The magnitude of the mark-to-market loss on the company’s derivative portfolio primarily reflects the dramatic downward movement in the LME price of aluminum. Rapidly declining aluminum prices during the second half of fiscal 2009 increased the effect of timing differences between our settlement of aluminum forward contracts and the collection of cash from our customers. We expect that all of these outflows will be recovered through customer payments, except for approximately $141 million of cash outflows related to hedges of our exposure to metal price ceilings.
Cash taxes paid during fiscal year 2009 were $65 million.
Fourth quarter summary
Sales declined 32 percent to $1.94 billion as a result of lower volumes and decreased metal prices. Shipments of flat-rolled aluminum products decreased 20 percent versus last year’s fourth quarter to 605 kt. Shipments to automotive, construction and industrial markets were significantly impacted by the economic downturn, while can sheet shipments were flat as compared to the fourth quarter of 2008 and higher on a year-to-date basis. These trends affected all regions except South America where shipments were flat when compared to the prior-year quarter. The lower shipment volumes negatively impacted pre-tax income by $136 million, when compared to the prior-year quarter.
Other significant operational factors that created variances between the fourth fiscal quarters of the current and prior years include:
•	$64 million benefit related to improved pricing and product mix; and

•	$50 million unfavorable impact of metal price lag, net of realized derivatives instruments.
Liquidity
Our estimated liquidity as of May 31, 2009, March 31, 2009, and December 31, 2008, is as follows:

	May 31,	March 31,	December 31,
($ millions)	2009	2009	2008

Cash and cash equivalents	$274	$248	$176
Overdrafts	(13)	(11)	(22)
Gross availability under the ABL facility	229	233	323
Borrowing availability limitation due to fixed charge coverage ratio	(80)	(80)	(80)

Total estimated liquidity	$410	$390	$397
“Our liquidity position has remained relatively stable the past few months despite challenging market conditions,” said Steve Fisher, Senior Vice President and Chief Financial Officer. “We will continue to focus on increasing our liquidity position through the first half of fiscal 2010.”
“Since the close of our 2009 fiscal year, we have begun to see the benefits of our cost reductions and restructuring actions coming through in our operating results,” said Mr. Fisher. “At the same time, we are encouraged by signs of growing economic stability in our key regions and significant improvements in Asia, driven primarily by the strength of the Chinese market.”

NOTE REGARDING COMBINED RESULTS OF OPERATIONS AND SELECTED FINANCIAL AND OPERATING INFORMATION DUE TO THE ACQUISITION
Under generally accepted accounting principles in the United States of America (GAAP), the consolidated financial statements for the year ended March 31, 2008, are presented in two distinct periods as Predecessor and Successor entities are not comparable in all material respects. However, in order to facilitate an understanding of our results of operations for the year ended March 31, 2008, in comparison with the year ended March 31, 2009, our Predecessor results and our Successor results are presented and discussed on a combined basis. The combined results of operations are non-GAAP financial measures, do not include any pro-forma assumptions or adjustments and should not be used in isolation or substitution of the Predecessor and Successor results.
Attached to this news release are comparative tables showing fourth-quarter shipments (Exhibit I) as well as results of operations for the fourth quarter (Exhibit II) and fiscal year (Exhibit III). To facilitate reconciliation of combined schedules to GAAP financial measures, we have included the respective Successor and Predecessor periods in each table, as applicable.
About Novelis
Novelis Inc. is the global leader in aluminum rolled products and aluminum can recycling. The company operates in 11 countries, has approximately 12,300 employees and reported revenue of $10.2 billion in fiscal year 2009. Novelis supplies premium aluminum sheet and foil products to automotive, transportation, packaging, construction, industrial and printing markets throughout Asia, Europe, North America and South America. Novelis is a subsidiary of Hindalco Industries Limited, one of Asia’s largest integrated producers of aluminum and a leading copper producer. Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, please visit www.novelis.com.
Forward-Looking Statements
Statements made in this news release which describe Novelis’ intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” or similar expressions. Examples of such statements in this news release include, among other matters, the positive outlook for our business, stabilizing market conditions, the benefit of lower metal and energy prices on our profitability, the changes in currency on our profitability, the net financial benefit of our operating cost reduction initiatives, our ability to increase liquidity, our ability to adjust our production levels, and the recovery of losses on hedging instruments through lower commodity costs. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis’ actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in global economic conditions, the level of our indebtedness and our ability to generate cash; relationships with, and financial and operating conditions of, our customers and suppliers; changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the effect of metal price ceilings in certain of our sales contracts; our ability to successfully negotiate with our customers to remove or limit metal price ceilings in our contracts; the effectiveness of our metal hedging activities, including our internal used beverage can and smelter hedges; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; continuing obligations and other relationships resulting from our spin-off from Alcan; changes in the relative values of various currencies; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; our ability to maintain effective internal control over financial reporting and disclosure controls and procedures in the future; changes in the fair value of derivative instruments; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our principal credit agreements and other financing arrangements; and the development of the most efficient tax structure for the Company. The above list of factors is not exhaustive. Other important risk factors are included under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, as filed with the SEC, and may be discussed in subsequent filings with the SEC. Further, the risk factors included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, are specifically incorporated by reference into this news release.
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Media Contact:	Investor Contact:
Charles Belbin	Randy Miller
+1 404 814 4260	+1 404 814 4259
charles.belbin@novelis.com	randy.miller@novelis.com

Exhibit I
Novelis Inc.
Shipments

					May 16, 2007	April 1, 2007
	Three Months Ended		Twelve Months Ended		Through	Through
	March 31,		March 31,		March 31,	May 15,
	2009	2008	2009	2008	2008	2007
	Successor	Successor	Successor	Combined	Successor	Predecessor
Shipments (kt)(A):
Rolled products(B)	605	754	2,770	2,988	2,640	348
Ingot products(C)	47	40	173	162	147	15

Total shipments	652	794	2,943	3,150	2,787	363
(A)	One kilotonne (kt) is 1,000 metric tons. One metric ton is equivalent to 2,204.6 pounds.

(B)	Rolled products shipments include tolling (the conversion of customer-owned metal).

(C)	Ingot products include primary ingot in Brazil, foundry products in Korea and Europe, secondary ingot in Europe and other miscellaneous recyclable aluminum.
Exhibit II
Novelis Inc.
Condensed Consolidated Statements of Operations
($ in millions)

	Three Months
	Ended
	March 31,
	2009	2008
	Successor	Successor

Net sales	$1,939	$2,862

Cost of goods sold (exclusive of depreciation and amortization shown below)	1,606	2,577
Selling, general and administrative expenses	73	90
Depreciation and amortization	109	111
Research and development expenses	8	12
Interest expense and amortization of debt issuance costs	44	50
Interest income	(1)	(5)
(Gain) loss on change in fair value of derivative instruments, net	40	(94)
Gain on extinguishment of debt	(122)	—
Restructuring charges, net	81	4
Equity in net (income) loss of non-consolidated affiliates	6	(9)
Other (income) expenses, net	33	3

	1,877	2,739

Income before income taxes and minority interests’ share	62	123
Income tax provision (benefit)	83	—

Income (loss) before minority interests’ share	(21)	123
Minority interests’ share	5	(6)

Net income (loss)	$(16)	$117

Exhibit III
Novelis Inc.
Condensed Consolidated Statements of Operations
($ in millions)

	Year Ended		May 16, 2007	April 1, 2007
	March 31,		Through	Through
	2009	2008	March 31, 2008	May 15, 2007
	Successor	Combined	Successor	Predecessor
Net sales	$10,177	$11,246	$9,965	$1,281

Cost of goods sold (exclusive of depreciation and amortization shown below)	9,251	10,247	9,042	1,205
Selling, general and administrative expenses	319	414	319	95
Depreciation and amortization	439	403	375	28
Research and development expenses	41	52	46	6
Interest expense and amortization of debt issuance costs	182	218	191	27
Interest income	(14)	(19)	(18)	(1)
(Gain) loss on change in fair value of derivative instruments, net	556	(42)	(22)	(20)
Impairment of goodwill	1,340	—	—	—
Gain on extinguishment of debt	(122)	—	—	—
Restructuring charges, net	95	7	6	1
Equity in net (income) loss of non-consolidated affiliates	172	(26)	(25)	(1)
Other (income) expenses, net	86	47	(6)	35

	12,345	11,283	9,908	1,375

Income (loss) before income taxes and minority interests’ share	(2,168)	(37)	57	(94)
Income tax provision (benefit)	(246)	77	73	4

Loss before minority interests’ share	(1,922)	(114)	(16)	(98)
Minority interests’ share	12	(3)	(4)	1

Net loss	$(1,910)	$(117)	$(20)	$(97)